Exhibit 5.1

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May 13, 2026

PRF Technologies Ltd.

65 Yigal Alon St.

Tel Aviv 6744316

Israel

Re: PRF Technologies Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to PRF Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by YA II PN, LTD. (the “Selling Shareholder”) of up to 3,000,000 ordinary shares, no par value per share, of the Company (the “Ordinary Shares”), represented as: (i) 12,192 Ordinary Shares issued to the Selling Shareholder as consideration for its irrevocable commitment to purchase Ordinary Shares (the “Commitment Shares”) under that certain Standby Equity Purchase Agreement, dated May 7, 2026, by and between the Company and the Selling Shareholder (the “Purchase Agreement”), or the; (ii) 12,192 Ordinary Shares issued to the Selling Shareholder as a structuring fee for structuring the transaction and conducting due diligence in connection with entry into the Purchase Agreement (the “Structuring Shares”); and (iii) 2,975,616 Ordinary Shares that may be issued from time to time by the Company to the Selling Shareholder pursuant to the Purchase Agreement (the “Advance Shares”) as further described in the Registration Statement.

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement to which this opinion is attached as an exhibit; (ii) the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the board of directors of the Company (the “Board”) which have heretofore been approved and relate to the issuance of the Commitment Shares and Structuring Shares, the potential issuance and sale of the Advance Shares, the filing of the Registration Statement and other actions to be taken in connection with such issuance and sale; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or confirmed as photostatic copies, and the authenticity of the originals of such latter documents.

We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

We have further assumed that at the time of issuance and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Company’s Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Commitment Shares and the Structuring Shares have been duly authorized and are validly issued, fully paid and non-assessable; and (ii) the Advance Shares have been duly authorized and, assuming that prior to the issuance of any Advance Shares under the Purchase Agreement, the price, number of Advance Shares and certain other terms of issuance with respect to any specific advance notice delivered under the Purchase Agreement will be authorized and approved by Board or a duly authorized committee thereof in accordance with Israeli law, all corporate proceedings necessary for the authorization, issuance and delivery of the Advance Shares shall have been taken and, upon issuance pursuant to the terms of the Purchase Agreement and in accordance with the resolutions of the Board related to the offering of the Advance Shares, the Advance Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Israel, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. Special rulings of authorities administering any of such laws or opinions of other counsel have not been sought or obtained by us in connection with rendering the opinions expressed herein. In addition, we express no opinion as to any documents, agreements or arrangements other than those subject to the laws of the State of Israel, if any. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Ronen Kantor, Adv.

Amit, Pollak, Matalon & Co.